Exhibit 5.1

November 14, 2001





Telaxis Communications Corporation
20 Industrial Drive East
South Deerfield, Massachusetts  01373


               Re: Telaxis Communications Corporation 1997 Stock Plan

               We are familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Telaxis Communications Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by the Company of up to 112,500 shares (the "Shares") of its common stock, par value $0.01 per share, issuable upon exercise of stock options and pursuant to other awards granted or to be granted pursuant to the Telaxis Communications Corporation 1997 Stock Plan (the "Plan").

               In arriving at the opinion expressed below, we have examined and relied on the articles of organization of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement, the Registration Statement on Form S-8, File No. 333-30450, filed by the Company with the SEC on February 15, 2000, and the Plan.

               In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below. This opinion is limited solely to the laws of The Commonwealth of Massachusetts as applied by courts located in Massachusetts.

               We assume that all Shares to be issued upon exercise of options or pursuant to other awards granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the award of Shares, will be greater than or equal to the par value per share of the Shares.

               Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards duly granted pursuant to the Plan and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

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               This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

               Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.


                                               FOLEY HOAG & ELIOT LLP


                                               By:  /s/ John D. Hancock
                                                  ---------------------------
                                                        a Partner



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